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EXHIBIT 10.10(f)

LEASE AMENDMENT "1"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1st day of December, 1994, by and between Green, Praver Et Al ("Landlord") and Anesta Corp., a Delaware Corporation.

        WHEREAS, Tenant and Landlord desire to memorialize their understanding and to amend the Lease consistent therewith;

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

        1.    EXPANSION PREMISES AND TERM

        Tenant agrees to lease from Landlord approximately 6,805 rentable square feet of space known as Suite 660 of Wiley Post Building 6 as shown on Exhibit "A" to this amendment. The lease term for the expansion premises shall be or three years and five months commencing November 1, 1996 and ending March 31, 2000. This term for the expansion space is coterminous with the existing lease space.

        2.    OPTION TO EXTEND LEASE

        Tenant may extend the lease term of the expansion premises for two—five year periods upon the same terms and conditions as set forth in Section 1.4 of the original Lease.

        3.    RENTAL RATES

        Monthly rent will be calculated separately for each section of the demised premises. The existing lease space will continue as per the original Lease. For the expansion space, Tenant agrees to pay to Landlord, without prior notice or demand, as annual base rental for the expansion space, the sum of $42,054.90 for the first year of the expansion space lease term, payable in equal monthly payments of $3,504.58 on or before the first day of each month in advance. The first month's rent for the expansion space shall be paid on or before November 1,1996. The annual base rent shall be adjusted each year, effective on each anniversary of the date of the commencement of the expansion space lease term, by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the expansion space lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

        4.    ADDITIONAL RENT—EXPANSION SPACE

        Tenant shall pay, as additional rent for the expansion space, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for the expansion space shall mean 3.60 percent, which is determined by dividing the 6,805 square feet being rented by Tenant by 189,100 square feet, the total rentable space in the Project. The monthly charge for additional rent for the expansion space is $884.65 which represents the 6,805 square feet times $0.13. The additional rent rate of $0.13 shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3. of the Lease. This "additional rent" for the expansion space is in addition to the amount being paid on the existing lease space.

        5.    TENANT IMPROVEMENTS & ALLOWANCE

        Tenant shall propose plans for improvements to the demised premises which plans must be approved by Landlord. Such approval shall not be unreasonably withheld. Said plans must comply with all building codes and local ordinances. Subject to Landlord's obligation to pay the amount herein provided, Tenant shall at its sole cost and expense make the improvements to the Premises as set out in plans and specifications attached as Exhibit "B" to this Amendment. Landlord agrees to pay to Tenant the sum of $23,817.50 ($1.00 per square foot per lease year) as Landlord's share of the costs of the Improvements. All architectural costs, and permit fees shall be part of the allowance. Tenant will be obligated to follow all building codes and other construction practices and requirements as described in Section 7.1 of the Lease.

        6.    VALID AGREEMENTS

        Tenant and Landlord acknowledge that the Lease is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

        7.    BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claimsfor brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees onnected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset.

        Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 26th day of October, 1996.

LANDLORD: GREEN PRAVER ET AL,		TENANT: ANESTA CORP.
By Asset Management Services Inc. as Property Manager
By:	/s/ GREGORY W. STRONG Gregory W. Strong Project Manager	By:	/s/ WILLIAM C. MOELLER William C. Moeller President

EXHIBIT "A"

[GRAPHIC SHOWING FLOOR PLAN]

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LEASE AMENDMENT "1"